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PROSPECTUS	FILED PURSUANT TO RULE 424(B)(3) REGISTRATION NO. 333-106434

1,250,000 Shares

CIPHERGEN BIOSYSTEMS, INC.

Common Stock

        This prospectus relates to the public offering, which is not being underwritten, of 1,250,000 shares of our Common Stock which is held by a certain investor. We issued these shares of our Common Stock to the selling stockholder identified in this prospectus in a private placement.

        The prices at which such stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

        Our Common Stock is listed on the Nasdaq National Market under the symbol "CIPH." On August 4, 2003, the closing price for our Common Stock was $7.85 per share.

        Investing in our Common Stock involves certain risks. See "Risk Factors" beginning on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 5, 2003.

        No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Ciphergen Biosystems, Inc. (referred to in this prospectus as "Ciphergen," the "Company," the "Registrant", "we" and "our"), any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

CIPHERGEN BIOSYSTEMS, INC.

        Ciphergen develops, manufactures and sells ProteinChip Systems®, which consist of ProteinChip Readers, ProteinChip Software and related accessories used in conjunction with consumable ProteinChip Arrays, for life science researchers. These products use patented Surface Enhanced Laser Desorption/Ionization ("SELDI") technology, are sold primarily to biologists at pharmaceutical and biotechnology companies, and academic and government research laboratories. The Company also provides services through its Biomarker Discovery Centers® and chromatography sorbents used for protein purification through its BioSepra Process Division. The Company's principal executive offices are located at 6611 Dumbarton Circle, Fremont, California, 94555 and the telephone number at that address is (510) 505-2100.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially from those expressed or forecasted in any such forward-looking statements as a result of certain factors, including those set forth in "Risk Factors," as well as those noted in the documents incorporated herein by reference. In connection with forward-looking statements that appear in these disclosures, investors should carefully review the factors set forth in this prospectus under "Risk Factors."

RISK FACTORS

        Our future operating results may vary substantially from period to period due to a number of factors, many of which are beyond our control. The following discussion highlights some of these factors and the possible impact of these factors on future results of operations. You should carefully consider these factors before making an investment decision. If any of the following factors actually occur, our business, financial condition or results of operations could be harmed. In that case, the price of our common stock could decline, and you could experience losses on your investment.

We expect to continue to incur net losses in 2003 and the early part of 2004. If we are unable to significantly increase our revenues, we may never achieve profitability.

        From our inception in December 1993 through June 30, 2003, we have generated cumulative revenue of approximately $103.8 million and have incurred net losses of approximately $128.6 million. We have experienced significant operating losses each year since our inception and expect these losses to continue for at least the next year. For example, we experienced net losses of approximately $29.1 million in 2002, $25.8 million in 2001 and $20.3 million in 2000. For the first six months of 2003 we had a net loss of $24.8 million. Our losses have resulted principally from costs incurred in research and development, sales and marketing, litigation, and general and administrative costs associated with our operations. These costs have exceeded our revenue, which, to date, has been generated principally from product sales. We expect to incur additional operating losses and these losses may be substantial as a result of increases in expenses for manufacturing, marketing and sales, research and product development, and general and administrative costs. We may never achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

If we are unable to further establish the utility of our products, our products and services may not achieve market acceptance.

        The commercial success of our ProteinChip Systems and Arrays and chromatography sorbents depends upon validating their utility for important biological applications and increasing their market acceptance by researchers in pharmaceutical and biotechnology companies, academic and government research centers and clinical reference laboratories. If our products are not demonstrated to be more effective in providing commercially useful protein information than other existing technologies, it could seriously undermine market acceptance of our products and reduce the likelihood that we will ever achieve profitability.

If we are unable to attract additional clients for our Biomarker Discovery Centers and satisfy these clients, we may not be successful in furthering adoption of our products and technology and achieving profitability.

        An element of our business strategy is to operate Biomarker Discovery Centers in part through partnerships with academic and government research centers, and pharmaceutical and biotechnology companies. Although we are currently in negotiation with potential partners and clients, to date we have entered into only a few such arrangements. Failure to enter into additional arrangements or expand existing relationships could limit adoption of our products and prevent us from achieving profitability.

If we fail to successfully continue to develop and commercialize our products, our revenue will not increase, we will not achieve profitability, and we may not be able to successfully maintain and grow a profitable business.

        Our success depends on our ability to continue to develop and expand commercial sales of our ProteinChip Systems, including our ProteinChip Arrays. We may encounter difficulties in producing our ProteinChip Systems or we may not be able to produce them economically, we may fail to achieve expected performance levels, or we may have to set prices that hinder wider adoption by customers. We may not be able to successfully develop and commercialize our ProteinChip Systems or any other products on a timely basis, achieve anticipated performance levels, or gain industry acceptance of such products. We also may be unable to leverage our chromatography product expertise in conjunction with our ProteinChip technology to expand commercial sales of our ProteinChip Systems and chromatography products.

If we fail to continue to develop the technologies we base our products on, we may not be able to successfully foster further adoption of our products and services as an industry standard, develop new product offerings or generate revenue by obtaining commercial rights related to biomarker discoveries.

        The technologies we use for our ProteinChip Systems and for our chromatographic sorbents are new and complex technologies which are subject to change as new discoveries are made. New discoveries and further progress in our field are essential if we are to maintain and expand the adoption of our product offerings. Development of these technologies remains a substantial risk to us due to various factors including the scientific challenges involved, our ability to find and collaborate with others working in our field, and competing technologies which may prove more successful than ours.

If our BioSepra Process Division fails to develop new products, we may not be able to grow or maintain this operation in the face of larger entrenched competitors.

        Customers using chromatographic processes to separate proteins have traditionally been slow to adopt new technologies, even when those new technologies offer considerable advantages over existing, proven approaches. BioSepra will need to develop new products with superior performance in order to expand its business. Even if BioSepra chromatography products and services are more efficient and of higher quality than alternatives, customers may favor established products and companies.

Our quarterly operating results may fluctuate significantly due to a number of causes outside our control.

        Because the timing of our product orders can vary, we may not be able to reliably predict future revenue and profitability based on quarterly earnings. Our operating results can also vary substantially in any period depending on the mix of products sold. Our quarterly sales and operating results have become highly dependent on the volume and timing of orders received during the quarter, as well as the seasonal and cyclical nature of our markets. Historically, a relatively large percentage of our sales have arrived in the last month of each quarter, and often towards the end of such month. Accordingly, a short delay in receiving an order, shipping product, or recognizing revenue from such order may result in substantial quarterly fluctuations in revenue and earnings.

        A significant portion of our operating expenses is relatively fixed in nature due to our significant sales, research and development and manufacturing costs. If we cannot adjust spending quickly enough to compensate for a revenue shortfall, this may magnify the adverse impact of such revenue shortfall on our results of operations. As a result, our quarterly operating results could fluctuate, and such fluctuation could cause the market price of our common stock to decline. Results from one quarter should not be used as an indication of future performance.

If we are unable to reduce our lengthy sales cycle, our ability to become profitable will be harmed.

        Our ability to obtain customers for our products depends in significant part upon the perception that our products and services can help enable protein biomarker discovery, characterization and assay development. From the time we make initial contact with a potential customer until we receive a binding purchase order typically takes between a few weeks to a year or more. Our sales effort requires the effective demonstration of the benefits of our products and may require significant training, sometimes of many different departments within a potential customer. These departments might include research and development personnel and key management. In addition, we may be required to negotiate agreements containing terms unique to each customer. We may expend substantial funds and management effort and may not be able to successfully sell our products or services in a short enough time to achieve profitability.

We may need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we may be unable to execute our business plan.

        We currently believe that current cash resources will be sufficient to meet our anticipated financial needs for at least the next two years. However, we may need to raise additional capital sooner in order to develop new or enhanced products or services, increase our Biomarker Discovery Center activities undertaken for our own account, or acquire complementary products, businesses or technologies to respond to competitive pressures. If we are unable to obtain financing, or to obtain it on acceptable terms, we may be unable to successfully execute our business plan.

If we are unable to provide our customers with software that enables the integration and analysis of large volumes of data, the acceptance and use of our products may be limited.

        The successful commercial research application of our products requires that they enable researchers to process and analyze large volumes of data and to integrate the results into other phases of their research. The nature of our software enables a level of integration and analysis that is adequate for many projects. However, if we do not continue to develop and improve the capabilities of our ProteinChip Software to perform more complex analyses of customer samples and to meet increasing customer expectations, our products may not increase their market acceptance, we may lose our current customers and we may be unable to develop a profitable business.

If we do not effectively manage growth, management attention could be diverted and our ability to increase revenue and achieve profitability could be harmed.

        We are rapidly and significantly expanding our operations, which places a significant strain on our financial, managerial and operational resources. For example, over the last two years we have increased our worldwide sales force and other personnel significantly, with plans for further expansion, and have established Biomarker Discovery Centers with plans to expand their scope and volume of activity. These changes could divert management attention or otherwise disrupt our operations. In order to achieve and manage this growth effectively, we must continue to improve and expand our operational and financial management capabilities and resources. Moreover, we will need to effectively train, integrate, motivate and retain our employees. Our failure to manage our growth effectively could damage our ability to increase revenue and become profitable.

Because our business is highly dependent on key executives and scientists, our inability to recruit and retain these people could hinder our business expansion plans.

        We are highly dependent on our executive officers, senior scientists and engineers. Our product development and marketing efforts could be delayed or curtailed if we lose the services of any of these people. To expand our research, product development and sales efforts, we need additional people skilled in areas such as bioinformatics, biochemistry, information services, manufacturing, sales, marketing and technical support. Competition for qualified employees is intense. We will not be able to expand our business if we are unable to hire, train and retain a sufficient number of qualified employees.

If we are unable to successfully expand our limited manufacturing capacity for ProteinChip Readers and Arrays and BioSepra sorbents, we may encounter manufacturing and quality control problems as we increase our efforts.

        We currently have only one manufacturing facility at which we produce limited quantities of our ProteinChip Arrays and ProteinChip Readers, and one manufacturing facility at which we produce chromatography sorbents. Some aspects of our manufacturing processes may not be easily scalable to allow for production in larger volumes, resulting in higher than anticipated material, labor and overhead costs per unit. As a result, manufacturing and quality control problems may arise as we increase our level of production. We may not be able to increase our manufacturing capacity in a timely and cost-effective manner and we may experience delays in manufacturing new products. If we are unable to consistently manufacture our products on a timely basis because of these or other factors, we will not be able to meet anticipated demand. As a result, we may lose sales and fail to generate increased revenue and become profitable.

We may experience failure rates for our ProteinChip Systems and Arrays, and for related accessories, that are higher than we anticipated, particularly for newer products being introduced.

        Our products and the components used in our products are based on complex technologies. If the failure rates for our products are higher than anticipated, we may experience increased warranty claim activity and increased costs associated with servicing those claims. We may also find it necessary to increase our warranty accrual, resulting in a decreased gross profit.

We rely on single-source suppliers for many components of our ProteinChip Systems, processing services for our ProteinChip Arrays and raw materials for our chromatography sorbents, and if we are unable to obtain these components and raw materials, we would be harmed and our operating results would suffer.

        We depend on many single-source suppliers for the necessary raw materials and components required to manufacture our products. We also rely on some single-source subcontractors for certain outsourced manufacturing services. Some of these suppliers are small companies without extensive financial resources. Because of the limited quantities of products we currently manufacture, it is not economically feasible to qualify and maintain alternate vendors for most components of our ProteinChip Readers, processing services for our ProteinChip Arrays and many raw materials for our chromatography sorbents. We have occasionally experienced delays in receiving raw materials, components and services, resulting in manufacturing delays. If we are unable to procure the necessary raw materials, components or services from our current vendors, we will have to arrange new sources of supply and our raw materials and components shipments could be delayed, harming our ability to manufacture our products, and our ability to sustain or increase revenue could be harmed. As a result, our costs could increase and our profitability could be harmed.

We face intense competition in our current and potential markets and if our competitors develop new technologies or products, our products may not achieve market acceptance and may fail to capture market share.

        Competition in our existing and potential markets is intense and we expect it to increase. Currently, our principal competition comes from other technologies that are used to perform many of the same functions for which we market our ProteinChip System. The major technologies that compete with our ProteinChip System are liquid chromatography-mass spectrometry and 2D-gel electrophoresis-mass spectrometry. In the life science research market, protein research tools and services are currently provided by a number of companies. In the large-scale chromatography market, there are several larger direct competitors. In many instances, Ciphergen's competitors may have substantially greater financial, technical, research and other resources and larger, more established marketing, sales, distribution and service organizations. Additionally, our potential customers may internally develop competing technologies. If we fail to compete effectively with these technologies and products, or if competitors develop significant improvements in protein detection systems, develop systems that are easier to use, or introduce comparable products that are less expensive, our products may not achieve market acceptance and our sales may decrease.

If the government grants a license to the SELDI technology to others, it may harm our business.

        Some of the inventions covering the SELDI technology were developed under a grant from an agency of the U.S. government and therefore, pursuant to the Bayh-Dole Act and regulations promulgated thereunder, the government has a paid-up, nonexclusive nontransferable license to those inventions and will be able in limited circumstances to grant a license to others on reasonable terms. We are not aware of any basis for the government to exercise such rights, but if circumstances change and the government exercises such rights, our business could be harmed.

If a competitor infringes upon our proprietary rights, we may lose any competitive advantage we may have as a result of diversion of management time, enforcement costs and the loss of the exclusivity of our proprietary rights.

        Our commercial success depends in part on our ability to maintain and enforce our proprietary rights. We rely on a combination of patents, trademarks, copyrights and trade secrets to protect our technology and brand. In addition to our licensed SELDI technology, we also have submitted patent applications directed to subsequent technological improvements and application of the SELDI technology. Our patent applications may not result in additional patents.

        If competitors engage in activities that infringe our proprietary rights, our management's focus will be diverted and we may incur significant costs in asserting our rights. We may not be successful in asserting our proprietary rights, which could result in our patents being held invalid or a court holding that the competitor is not infringing, either of which would harm our competitive position. We cannot be sure that competitors will not design around our patented technology.

        We also rely upon the skills, knowledge and experience of our technical personnel. To help protect our rights, we require all employees and consultants to enter into confidentiality agreements that prohibit the disclosure of confidential information. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure.

If others successfully assert their proprietary rights against us, we may be precluded from making and selling our products or we may be required to obtain licenses to use their technology.

        Our success also depends on avoiding infringing on the proprietary technologies of others. We are aware of third parties whose business involves the use of mass spectrometry for the analysis of proteins and DNA, and third parties whose business involves providing chromatography sorbents and media. Certain of these parties have issued patents or pending patent applications on technology that they might assert against us. To date, we have not determined that any such patent covers our business as currently conducted, but if they make such assertions, we may incur substantial costs defending ourselves in lawsuits against charges of patent infringement or other unlawful use of another's proprietary technology. Any such lawsuit may not be decided in our favor, and if we are found liable, we may be subject to monetary damages or injunction against using their technology. We also may be required to obtain licenses to use that technology and such licenses may not be available on commercially reasonable terms, if at all.

If we are unsuccessful in obtaining a federal registration for the SELDI trademark and we are successfully sued for trademark infringement, we may be required to license the mark or cease using this particular descriptor of the technology and incur associated costs.

        MAS has opposed our trademark application for the SELDI mark on the basis of alleged earlier use of SELDI. The outcome of that opposition remains pending. As a result, we may not be successful in obtaining a federal registration for the mark and may be sued by MAS for trademark infringement based on MAS' claimed prior use rights to the SELDI mark. If MAS is successful, we will have to license rights to the mark or not use the term "SELDI" to describe our technology, and we may be subjected to costs and damages.

We utilize technology in our ProteinChip Tandem MS Interfaces on which Applied Biosystems/MDS Sciex has patent rights.

        We license certain patents and other technology owned by Applied Biosystems/MDS Sciex. If we are unable to extend this agreement, we will not be able to continue to sell our ProteinChip Tandem MS Interfaces, which contributed approximately 3% of our revenue in 2002 and approximately 3% or our revenue for the first six months of 2003.

If there are reductions in research funding, the ability of our existing and prospective customers to purchase our products could be seriously harmed.

        A significant portion of our products are sold to universities, government research laboratories, private foundations and other institutions where funding is dependent upon grants from government agencies, such as the National Institutes of Health. Government funding for research and development has fluctuated significantly in the past due to changes in congressional appropriations. Research funding by the government may be significantly reduced in the future. Any such reduction may seriously harm the ability of our existing and prospective research customers to purchase our products or reduce the number of ProteinChip Arrays used. Limitations in funding for commercial, biotechnology and pharmaceutical companies and academic institutions that are the potential customers for our ProteinChip Systems and Arrays, and general cost containment pressures for biomedical research may limit our ability to sell our products and services.

Business interruptions could limit our ability to operate our business.

        Our operations as well as those of the collaborators on which we depend are vulnerable to damage or interruption from computer viruses, human error, natural disasters, power shortages, telecommunication failures, international acts of terror and similar events. We have not established a formal disaster recovery plan and our back-up operations and our business interruption insurance may not be adequate to compensate us for losses we may suffer. A significant business interruption could result in losses or damages incurred by us and require us to cease or curtail our operations.

Our business is subject to risks from international operations.

        We conduct business globally. Accordingly, our future results could be materially adversely affected by a variety of uncontrollable and changing factors including, among others, regulatory, political, or economic conditions in a specific country or region; trade protection measures and other regulatory requirements; and natural disasters. Any or all of these factors could have a material adverse impact on our future international business.

We are exposed to fluctuations in the exchange rates of foreign currency.

        As a global concern, we face exposure to adverse movements in foreign currency exchange rates. With the acquisition of BioSepra and our increased ownership interest in Ciphergen Biosystems KK, a significant percentage of our net sales are exposed to foreign currency risk. These exposures may change over time as business practices evolve and could have a material adverse impact on our financial results. The use of the euro as a common currency for members of the European Union could impact our foreign exchange exposure. We will monitor our exposure and may hedge against this and any other emerging market currencies as necessary.

Consolidation in the pharmaceutical and biotechnology industries may reduce the size of our target market and cause a decrease in our revenue.

        Consolidation in the pharmaceutical and biotechnology industries is generally expected to occur. Planned or future consolidation among our current and potential customers could decrease or slow sales of our technology and reduce the markets our products target. Any such consolidation could limit the market for our products and seriously harm our ability to achieve or sustain profitability.

We may not successfully resolve problems encountered in connection with any future acquisitions or strategic investments.

        In July, 2001, we acquired the BioSepra® process chromatography business from Invitrogen Corporation. In August, 2002, we increased our ownership interest in the Japanese joint venture we formed with Sumitomo Corporation in 1999, from 30% to 70%. In the event of any future acquisitions, joint ventures and other strategic investments, we could:

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  issue stock that would dilute the ownership of our then-existing stockholders;

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  incur debt;

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  assume liabilities, which liabilities could be subject to security interests;

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  incur charges for the impairment of the value of investments or acquired assets; or

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  incur amortization expense related to intangible assets.

        If we fail to achieve the financial and strategic benefits of past and future acquisitions or strategic investments, our operating results will suffer. Acquisitions and strategic investments involve numerous other risks, including:

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  difficulties integrating the acquired operations, technologies or products with ours;

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  failure to achieve targeted synergies;

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  unanticipated costs and liabilities;

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  diversion of management's attention from our core business;

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  adverse effects on our existing business relationships with suppliers and customers or those of the acquired organization; and

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  potential loss of key employees, particularly those of the acquired organizations.

We are subject to environmental laws and potential exposure to environmental liabilities.

        We are subject to various federal, state and local environmental laws and regulations that govern our operations, including the handling and disposal of nonhazardous and hazardous wastes, and emissions and discharges into the environment. Failure to comply with such laws and regulations could result in costs for corrective action, penalties or the imposition of other liabilities. We also are subject to laws and regulations that impose liability and clean-up responsibility for releases of hazardous substances into the environment. Under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs of remediating hazardous substances or petroleum products on or from its property, without regard to whether the owner or operator knew of, or caused, the contamination, as well as incur liability to third parties impacted by such contamination. The presence of, or failure to remediate properly, such substances could adversely affect the value and the ability to transfer or encumber such property. Based on currently available information, although there can be no assurance, we believe that such costs and liabilities have not had and will not have a material adverse impact on our financial results.

Anti-takeover provisions in our charter, bylaws and Stockholder Rights Plan and under Delaware law could make a third party acquisition of us difficult.

        Our certificate of incorporation, bylaws and Stockholder Rights Plan contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be deemed beneficial by our stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. We are also subject to certain provisions of Delaware law that could delay, deter or prevent a change in control of us.

        The rights issued pursuant to our Stockholder Rights Plan will become exercisable the tenth day after a person or group announces acquisition of 15% or more of our common stock or announces commencement of a tender or exchange offer the consummation of which would result in ownership by the person or group of 15% or more of our common stock. If the rights become exercisable, the holders of the rights (other than the person acquiring 15% or more of our common stock) will be entitled to acquire in exchange for the rights' exercise price, shares of our common stock or shares of any company in which we are merged, with a value equal to twice the rights' exercise price.

USE OF PROCEEDS

        Ciphergen will not receive any of the proceeds from the sale of the shares offered by this prospectus. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholder, as described below. See "Selling Stockholder" and "Plan of Distribution."

SELLING STOCKHOLDER

        The following table sets forth as of August 1, 2003, the name of the selling stockholder, the number of shares of common stock that the selling stockholder owns, the number of shares of common stock owned by the selling stockholder that may be offered for sale from time to time by this prospectus, and the number of shares of common stock to be held by the selling stockholder assuming the sale of all the common stock offered hereby.

        The shares being offered by the selling stockholder were acquired in connection with a private placement on June 2, 2003. Except as set forth below, the selling stockholder has not had a material relationship with us within the past three years other than as a result of the ownership of our common stock. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

	Shares Beneficially Owned Prior to Offering(1)		Number of Shares Being Offered	Shares Beneficially Owned After Offering(1)(2)
Name of Selling Stockholder
	Number	Percent		Number	Percent
LumiCyte, Inc (3).	1,250,000	4.3%	1,250,000	0	0.0%

(1)
Based on 28,795,284 shares outstanding as of Aug 1, 2003.

(2)
Assumes that the selling stockholder sells all shares registered under this registration statement. However, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any of our common stock, and the selling stockholder may decide not to sell its shares that are registered under this registration statement.

(3)
The selling stockholder acquired such shares pursuant to the Share Purchase Agreement dated May 28, 2003, and in connection with the settlement of certain claims between the parties as detailed in Item 3, Legal Proceedings, in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

PLAN OF DISTRIBUTION

        We are registering 1,250,000 shares of Common Stock, par value of $0.001 per share on behalf of the selling stockholder. We will receive no proceeds from this offering. The shares may be offered by certain of our stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. We originally issued the shares to the selling stockholder on June 2, 2003, in connection with the Share Purchase Agreement between Ciphergen and the selling stockholder, dated May 28, 2003. We are registering the shares pursuant to the Share Purchase Agreement. The shares were issued pursuant to exemptions from the registration requirements of the Securities Act, provided by Regulation D thereof.

        The selling stockholder will act independently of Ciphergen in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the shares on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The shares may be sold, without limitation, by one or more of the following means of distribution:

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  a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

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  an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

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  ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

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  in privately negotiated transactions. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

        In connection with distributions of the shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell the shares short and redeliver the shares to close out such short positions. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares, which shares such broker-dealer or other financial institution may resell or otherwise transfer pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholder may also pledge the shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.

        Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder and/or purchasers of the shares (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales, may pay to or receive from the purchasers of such shares commissions computed as described above. Such broker-dealers and any other participating broker-dealers or the selling stockholder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholder may be deemed to be an underwriter under Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

        To comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any persons engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder. We will make copies of this prospectus available to the selling stockholder and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares. We assume no obligation to so deliver copies of this prospectus or any related prospectus supplement.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        The selling stockholder will be responsible for any fees, disbursements and expenses of any counsel for the selling stockholder. We will bear all other expenses incurred in connection with the registration of the shares, including printer's and accounting fees and the fees, disbursements and expenses of counsel for us. Commissions and discounts, if any, attributable to the sales of the shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We will indemnify the selling stockholder against claims arising out of untrue statements of a material fact contained in this Registration Statement or omissions to state therein a material fact necessary in order to make the statement made therein not misleading.

        We have undertaken to keep a Registration Statement of which this prospectus constitutes a part effective until the earlier of the disposition of the securities offered hereby or two years measured from the effective date of this Registration Statement. After such period, if we choose not to maintain the effectiveness of the Registration Statement of which this prospectus constitutes a part, the securities issuable offered hereby may not be sold, pledged, transferred or assigned, except in a transaction which is exempt under the provisions of the Securities Act or pursuant to an effective registration statement thereunder.

LEGAL MATTERS

        Certain legal matters relating to the validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the public conference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

  (1)
  Our Annual Report on Form 10-K, for the year ended December 31, 2002.

  (2)
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

  (3)
  Our Current Report on Form 8-K filed with the SEC on May 12, 2003.

  (4)
  Our Current Report on Form 8-K filed with the SEC on June 11, 2003, as amended.

  (5)
  Our Current Report on Form 8-K filed with the SEC on June 25, 2003.

  (6)
  The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on September 22, 2000, and any further amendment or report filed hereafter for the purpose of updating any such description.

        You may request a copy of any or all of the information that has been incorporated in this prospectus but that has not been delivered, at no cost, by writing or telephoning us at the following address or phone number:

Ciphergen Biosystems, Inc.
Attention: Chief Financial Officer
6611 Dumbarton Circle
Fremont, California 94555
(510) 505-2100

        You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

        Prospective investors may rely only on the information contained in this prospectus. Neither Ciphergen nor any selling stockholder has authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy the shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.

Ciphergen Biosystems, Inc.

1,250,000 Shares
Common Stock

PROSPECTUS

August 5, 2003

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TABLE OF CONTENTS
CIPHERGEN BIOSYSTEMS, INC.
FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION